Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Magellan Health, Inc. for the registration of debt securities and to the incorporation by reference therein of our reports dated February 24, 2017, with respect to the consolidated financial statements and schedule of Magellan Health, Inc., and the effectiveness of internal control over financial reporting of Magellan Health, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
August 31, 2017